EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

XTO Energy Inc.

We consent to the use of our report dated February 28, 2006, with respect to the consolidated balance sheets of XTO Energy Inc. as of December 31, 2005 and 2004, and the related consolidated income statements, statements of cash flows, and statements of stockholder’s equity for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in this registration statement. Our report dated February 28, 2006, with respect to those consolidated financial statements included an explanation paragraph that described the Company’s change in method of accounting for asset retirement obligations effective January 1, 2003, in connection with its adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as discussed in Note 1 to those consolidated financial statements.

KPMG LLP

Dallas, Texas

June 19, 2006